UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

CODA OCTOPUS GROUP, INC.
(Name of Small Business Issuer in its Charter)

Delaware	000-52815	34-200-8348
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization		Identification Number)

Newport Office Center I
111 Town Square Place, Jersey City, Suite 1201
New Jersey 07310
(Address, Including Zip Code of Principal Executive Offices)

(212) 924-3442
(Issuer's telephone number)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 23, 2010, Coda Octopus Group, Inc. (the “Company”) failed to make the full scheduled interest payment under the senior secured convertible notes in the principal amount of $12,000,000 dated February 21, 2008 (the “Notes”).  This constitutes an event of default under the terms of the Notes.

The Notes are secured by all of the assets of the Company and its subsidiaries.  Under the terms of the Notes, in the event of a default, the holder of the Notes may enforce its right, including foreclosure of the Company’s assets.

The Note holder has demanded the repayment of the special purpose amounts of $6,000,000 advanced to the Company for an approved acquisition under the original loan and which it has failed to make.  The Company has 120 days to satisfy this demand.

As a result of the foregoing, the Company is in the process of exploring ways to restructure its business and capital structure in full cooperation with the holder of the Notes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10th, 2010, Judith Wallace tendered her resignation as a director and the Company’s Chief Financial Officer. Judith continues to work with the Company through her notice period of 90 days.  On August 23, 2010, Rear Admiral Christopher Parry tendered his resignation as a member of the Board of Directors of the Company. On 25th August Charles Runnels tendered his resignation as a member of the Board of Directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements.

None.

(b)	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 27th, 2010

Coda Octopus Group, Inc.

/s/ Geoffrey Turner
By: Chief Executive Officer